Exhibit 10.20

EXECUTION VERSION

CONFIDENTIAL

HK$210 MILLION TERM LOAN FACILITY AGREEMENT

DATED 24 JUNE 2014

HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED

as Borrower

HUTCHISON WHAMPOA LIMITED

（和記黃埔有限公司）

as Guarantor

with

SCOTIABANK (HONG KONG) LIMITED

as Bank

CONTENTS

Clause		Page

1.	Interpretation	1
2.	The Facility	7
3.	Purpose	7
4.	Conditions Precedent	7
5.	Drawdown	8
6.	Repayment	8
7.	Prepayment and Cancellation	8
8.	Interest Periods	9
9.	Interest	10
10.	Payments	11
11.	Taxes	12
12.	Market Disruption	14
13.	Increased Costs	15
14.	Illegality	16
15.	Mitigation	16
16.	Guarantee	17
17.	Representations and Warranties	19
18.	Undertakings	22
19.	Default	26
20.	Fees	29
21.	Expenses	29
22.	Stamp Duties	29
23.	Indemnities	30
24.	Evidence and Calculations	30
25.	Amendments and Waivers	31
26.	Changes to the parties	31
27.	Disclosure of Information	31
28.	Set-off	32
29.	Severability	32
30.	Entire Agreement	32
31.	Counterparts	32
32.	Notices	32
33.	Language	33
34.	Governing Law	34
35.	Jurisdiction	34

Schedule

1.	Conditions Precedent Documents	35
2.	Form of Authorised Officer’s Certificate	36
3.	Form of Request	40

Signatories		1

This Agreement is dated 24 June 2014 and is made between:

(1)                                 HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED, a company incorporated with limited liability under the laws of the British Virgin Islands (BVI company number 1672374), having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as borrower (the Borrower);

(2)                                 HUTCHISON WHAMPOA LIMITED （和記黃埔有限公司）, a company incorporated in Hong Kong with limited liability having its registered address at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong as guarantor (the Guarantor); and

(3)                                 SCOTIABANK (HONG KONG) LIMITED as bank (the Bank).

It is agreed as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

2011 Facility Agreement means the HK$210,000,000 Term Loan Facility Agreement dated 9 December 2011 entered into among the Borrower, the Guarantor and the Bank.

Affiliate means a Subsidiary or a Holding Company of the Bank or any other Subsidiary of that Holding Company.

Agreement Date means the date of this Agreement.

Authorised Officer means, in respect of an Obligor, any person, or any person holding any position, from time to time nominated as an authorised officer by that Obligor by notice to the Bank, such notice to be accompanied by certified copies of signatures of all persons so appointed at that time.

Borrowed Money means any Indebtedness for or in respect of money borrowed or raised, by whatever means (including acceptances, bills, securities and deposits) but excluding any such Indebtedness for or in respect of assets or services acquired in the ordinary course of day to day business.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong.

Code means the US Internal Revenue Code of 1986.

Commitment means HK$210,000,000 to the extent not cancelled, reduced, terminated or transferred under this Agreement.

Commitment Period means the period from the Agreement Date to the Term Date (both dates inclusive).

Designated Interest Period has the meaning given to it in Clause 9.3 (Default interest).

Drawdown Date means the date of the advance of a Loan.

Event of Default means an event specified as such in Clauses 19.2 (Non-payment) to 19.14 (Analogous Events) (inclusive) or an event or circumstances which, with the giving of notice, lapse of time, and/or fulfilment of any other requirement provided for in those clauses, would in the reasonable opinion of the Bank, become one of the events mentioned in those clauses.

Facility Office means a branch of the Bank located in Hong Kong through which the Bank will perform all its obligations under this Agreement.

FATCA means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)                                 any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction which (in either case) facilitates the implementation of paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Finance Documents means this Agreement and any other document designated as such by the Bank, the Borrower and the Guarantor and Finance Document means any one of them.

Group means the Guarantor and its Subsidiaries for the time being.

HIBOR means:

(a)                                 the offered rate (rounded upwards or downwards (as the case may be) by the Bank, if necessary, to four decimal places provided that the Bank shall only round such rate upwards if the fifth decimal (if any) of such rate is equal to or more than six and shall only round such rate downwards if the fifth decimal (if any) of such rate is less than six) for Hong Kong Dollar deposits for a period comparable to the required period quoted on the Thomson Reuters Screen Page “HKABHIBOR” (or any equivalent successor of such page) at or about 11:00 a.m. on the Rate Fixing Day; or

(b)                                 if at or about 11:00 a.m. on the Rate Fixing Day no such rate appears on the Thomson Reuters Screen Page “HKABHIBOR”, such page is not on display or the Thomson Reuters Monitor Screen is not operating, such rate as reasonably determined by the Bank to be the cost to it of funding the relevant Loan for a period comparable to the required period from whatever source it may reasonably select, provided that if HIBOR is less than zero, HIBOR will be deemed to be zero.

For the purposes of this definition required period means, in relation to any Loan, each Interest Period or, in relation to any unpaid sum, the period in respect of which HIBOR falls to be determined with respect to such unpaid sum.

Holding Company means in relation to any person, an entity of which that person is a Subsidiary.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Hong Kong Dollars or HK$ means the lawful currency for the time being of Hong Kong.

Indebtedness means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money.

Interest Period means each period determined in accordance with Clause 8 (Interest Periods).

Listed HWL Subsidiary means any Subsidiary of the Guarantor, the shares of which are at the relevant time listed on The Stock Exchange of Hong Kong Limited or any other recognised stock exchange.

Loan means, subject to Clause 8 (Interest Periods), the principal amount of each borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

Margin means 1.12 per cent. per annum.

Maximum Liability means the lower of (i) HK$210,000,000 and (ii) the then aggregate principal amount of Loans drawn less the aggregate principal amount of Loans discharged by prepayment or repayment by any person other than the Guarantor plus:

(a)                                 interest on the money due and owing but unpaid by the Borrower to the Bank in accordance with the terms of this Agreement;

(b)                                 the expenses of the Bank in enforcing this Agreement or preserving any of its rights under this Agreement in accordance with its terms; and

(c)                                  any sum due and owing but unpaid by the Borrower pursuant to Clause 11 (Taxes), Clause 13 (Increased Costs), Clause 20 (Fees), Clause 21 (Expenses), Clause 22 (Stamp Duties) and Clause 23 (Indemnities),

for the purpose of this definition, amounts due and owing but unpaid by the Borrower shall be construed irrespective of the enforceability, validity or legality of such obligations of the Borrower under the Finance Documents.

Obligors means the Borrower and the Guarantor and Obligor means either one of them.

Party means a party to this Agreement.

Principal Subsidiary means, at any time, a Subsidiary of the Guarantor as to which one or more of the following conditions are satisfied at that time:

(a)                                 (i)                                     its net profits or (in the case of a Subsidiary of the Guarantor which has Subsidiaries) consolidated net profits attributable to the Guarantor (before taxation and extraordinary items) are at least five per cent. of the consolidated net profits (before taxation and extraordinary items but after deducting minority interests in Subsidiaries) of the Group; or

(ii)                                  its net assets or (in the case of a Subsidiary of the Guarantor which has Subsidiaries) consolidated net assets attributable to the Guarantor represent five per cent. or more of the consolidated net assets (after deducting minority interests in Subsidiaries) of the Group, all as calculated by reference to the then latest audited accounts (consolidated or, as the case may be, unconsolidated) of such Subsidiary of the Guarantor and the then latest consolidated audited accounts of the Group; Provided that:

(1)                                 in the case of a Subsidiary of the Guarantor acquired after the end of the financial period to which the then latest relevant audited accounts relate, the reference to the then latest audited accounts for the purposes of the calculation above shall, until audited accounts for the financial period in which the acquisition is made are published, be deemed to be a reference to such accounts adjusted to consolidate the latest audited accounts of such Subsidiary in such accounts;

(2)                                 if, in the case of any Subsidiary of the Guarantor which itself has Subsidiaries, no consolidated accounts are prepared and audited, its consolidated net assets and consolidated net profits shall be determined on the basis of pro forma consolidated accounts of the relevant Subsidiary and its Subsidiaries prepared for this purpose and opined on by its auditors; and

(3)                                 if the accounts of any Subsidiary of the Guarantor (not being a Subsidiary referred to in (1) above) are not consolidated with those of the Guarantor, then the determination of whether or not such Subsidiary is a Principal Subsidiary shall, if either the Guarantor or the Bank requires, be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with the consolidated accounts of the Group; or

(b)                                 a Subsidiary to which is transferred the whole or substantially the whole of the assets and undertaking of a Subsidiary of the Guarantor which immediately prior to such transfer was a Principal Subsidiary; provided that the Subsidiary which so transfers its assets and undertaking shall forthwith upon such transfer cease to be a Principal Subsidiary and the Subsidiary of the Guarantor to which the assets and undertaking are so transferred shall cease to be a Principal Subsidiary at the date on which the first published audited accounts of the Group prepared as of a date later than such transfer are issued unless such Subsidiary would continue to be a Principal Subsidiary on the basis of such accounts by virtue of the provisions of paragraph (a) above.

An opinion by the auditors of the Guarantor on a calculation to show whether or not a Subsidiary is a Principal Subsidiary shall be conclusive and binding on all Parties.

Rate Fixing Day means the first day of an Interest Period.

Repayment Date means the date falling on the fourth (4th) anniversary of the Agreement Date.

Request means the request made by the Borrower for a Loan, substantially in the form of Schedule 3 (Form of Request).

Subsidiary means:

(a)                                 in relation to an Obligor and at any particular time, any person which is then directly or indirectly controlled, or more than 50 per cent. of whose issued equity share capital (or equivalent) is then beneficially owned, by that Obligor and/or one or more of its Subsidiaries; and

(b)                                 in relation to the Bank, each company which is deemed to be a subsidiary of the Bank pursuant to Part 1 Division 4 of the Companies Ordinance (Cap 622) of the Laws of Hong Kong.

Tax and Taxes means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by any local, national or international taxing authority or other competent agency of the government of the British Virgin Islands or the Hong Kong government on whomsoever and imposed, levied, collected, withheld or assessed in the British Virgin Islands or, as the case may be, Hong Kong.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Tax on Overall Net Income of a person shall be construed as a reference to Tax (other than Tax which is deducted or withheld from any amount paid or payable under any Finance Document but which would not have been charged in the absence of such requirement to deduct or withhold) imposed in the jurisdiction of incorporation of that person and, in the case of the Bank, also the jurisdiction in which the Facility Office of the Bank is located, on all or part of the net income, profits or gains of that person whether worldwide or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction or otherwise.

Term Date means the date falling 45 days from the Agreement Date.

US means the United States of America.

1.2                               Construction

(a)                                 In this Agreement, unless the contrary intention appears, a reference to:

(i)                                     for the avoidance of doubt, statement of financial position, income statement or other titles to the various statements in the audited accounts of the Guarantor provided under, or referred to in, this Agreement shall be construed, in each case, where appropriate to be such statements as may be the replacement thereof from time to time prescribed under the then current Hong Kong Financial Reporting Standards;

(ii)                                  an agency of a state includes, at any particular time:

(A)                               any agency, authority, central bank, department, government, legislature, minister, ministry, official, or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(B)                               any person who in any capacity whatsoever then owns, holds, administers or controls any of the reserves of that state; and

(C)                               any other person which is then directly or indirectly controlled or more than 50 per cent. of whose issued equity share capital (or equivalent) is then beneficially owned by, and/or by any one or more agencies of, that state or any political sub-division in or of that state;

(iii)                               an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(iv)                              assets of any person shall be construed as a reference to the whole or any part of its business, undertaking, operations, property, rights and revenues (including any right to receive revenues) whether present or future, or uncalled capital of the person concerned;

(v)                                 an authorisation includes an authorisation, consent, approval, permission, order, licence, exemption, filing, recording and registration;

(vi)                              one person being controlled by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove the majority of the members of the governing body of the person or otherwise controls or has the power to control the affairs and policies of that person;

(vii)                           the dissolution of a person also includes the winding-up or liquidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

(viii)                        encumbrance means any mortgage, pledge, charge, lien or other security interest (whether fixed or floating, legal or equitable) other than those arising by operation of law;

(ix)                              financial institution and overseas financial institution have the meanings given to each of those expressions in Sections 2(1) and 16(3), respectively, of the Inland Revenue Ordinance (Cap. 112 of the Laws of Hong Kong) and references to financial institution include overseas financial institution;

(x)                                 a guarantee includes any obligation (howsoever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default of another person by the repayment of, or otherwise be responsible for, any Indebtedness of that other person;

(xi)                              law includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case, of any jurisdiction whatsoever (and lawful and unlawful shall be construed accordingly);

(xii)                           something having a material adverse effect on a person is a reference to it having a material adverse effect (1) on that person’s financial condition or business and/or operations or on the consolidated financial condition or business and/or operations of it and its Subsidiaries or (2) on its ability to perform and comply with its payment obligations under the Finance Documents to which it is a party;

(xiii)                        a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

(xiv)                       a regulation includes any present or future directive, regulation, request, requirement or voluntary credit restraint programme (in each case whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive is addressed);

(xv)                          secure includes securing by the giving of any encumbrance and security, secured and securing shall be construed accordingly; and

(xvi)                       securities means any Borrowed Money in the form of or represented by debentures, loan stocks, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities or instruments or by bills of exchange drawn or accepted with a maturity greater than one year for the purpose of raising money which are quoted, listed, ordinarily dealt in or traded on any stock exchange or over the counter or other established securities market;

(xvii)                    a provision of law is a reference to that provision as amended or re-enacted;

(xviii)                 a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(xix)                       a person includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of state (in each case whether or not having a separate legal personality) its successors and assigns;

(xx)                          a Finance Document or another document is a reference to that Finance Document or other document as amended;

(xxi)                       a time of day is a reference to Hong Kong time;

(xxii)                    the words written and in writing include any means of visible reproduction; and

(xxiii)                 words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa.

(b)                                 Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)                                  The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.                                      THE FACILITY

Subject to the terms of this Agreement, the Bank grants to the Borrower a term loan facility under which the Bank shall make available to the Borrower Loans during the Commitment Period up to an aggregate principal amount not exceeding the Commitment.

The Bank is not obliged to lend more than the Commitment.

3.                                      PURPOSE

The Borrower shall apply each Loan in and towards the repayment of amounts outstanding under the 2011 Facility Agreement.

4.                                      CONDITIONS PRECEDENT

4.1                               Documentary conditions precedent

(a)                                 The obligations of the Bank to the Borrower under this Agreement are subject to the condition precedent that the Bank has received the documents appearing to comply with all of the requirements of Schedule 1 (Conditions Precedent Documents).

(b)                                 Upon receipt of all the documents set out in Schedule 1 (Conditions Precedent Documents) appearing to comply with all of the requirements of Schedule 1 (Conditions Precedent Documents), the Bank shall promptly notify the Borrower of such receipt.

4.2                               Further conditions precedent

The obligation of the Bank to make any amount available under Clause 5.4 (Advance of Loans) is subject to the further conditions precedent that on both the date of the Request and the Drawdown Date:

(a)                                 the representations and warranties in Clause 17 (Representations and Warranties) to be repeated on those dates are correct; and

(b)                                 no Event of Default is outstanding or might result from the making of the Loan.

5.                                      DRAWDOWN

5.1                               Drawdown

The Borrower may borrow a Loan during the Commitment Period if the Bank receives not later than 10:00 a.m. two Business Days before the proposed Drawdown Date, a duly completed Request for such Loan. Any Request once delivered is irrevocable. The undrawn amount (if any) of the Commitment shall automatically be cancelled at close of business in Hong Kong on the Term Date.

5.2                               Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)                                 the Drawdown Date of such Loan is a Business Day falling on or before the Term Date;

(b)                                 the principal amount of such Loan is in a minimum of HK$10,000,000 and an integral multiple of HK$10,000,000 (or if less, the balance of the undrawn Commitment);

(c)                                  the Interest Period selected for such Loan complies with Clause 8 (Interest Periods);

(d)                                 the payment instructions for such Loan comply with Clause 10 (Payments); and

(e)                                  the Request is duly countersigned by the Guarantor.

5.3                               Number of Requests and Drawdowns

The Borrower may, subject to the other terms of this Agreement, deliver one Request on any one Business Day. No further Request may be delivered by the Borrower during the period of three Business Days following the delivery of a Request.

5.4                               Advance of Loans

Subject to the terms of this Agreement, the Bank shall make the Loan available to the Borrower on the relevant Drawdown Date.

6.                                      REPAYMENT

The Borrower shall repay each Loan in full on the Repayment Date.

7.                                      PREPAYMENT AND CANCELLATION

7.1                               Voluntary Prepayment

The Borrower may by giving not less than five Business Days’ prior written notice to the Bank, prepay a Loan without premium, fee or penalty on the last day of an Interest Period for that Loan in whole or in part (but, if in part, in a minimum amount of HK$50,000,000 or, if less, the balance of the outstanding Loans under this Agreement).

7.2                               Voluntary Cancellation

The Borrower may, without premium, fee or penalty by giving not less than five Business Days’ prior written notice to the Bank, cancel before the Term Date the whole or part of the undrawn amount of the Commitment (but, if in part, in a minimum amount of HK$50,000,000 or, if less, the balance of the undrawn amount of the Commitment).

7.3                               Miscellaneous provisions

(a)                                 Any notice of prepayment and/or cancellation under this Agreement is irrevocable.

(b)                                 All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any amount due in respect of that prepayment under Clause 23.2 (Other indemnities).

(c)                                  No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)                                 No amount prepaid under this Agreement may subsequently be re-borrowed. No amount of Commitment cancelled under this Agreement may subsequently be reinstated.

8.                                      INTEREST PERIODS

8.1                               Selection

(a)                                 The Borrower shall select the first Interest Period for a Loan in the relevant Request. The first Interest Period for a Loan will commence on the Drawdown Date.

(b)                                 The Borrower may select the Interest Period (other than the first Interest Period) for a Loan in a notice received by the Bank not later than 11:00 a.m. two Business Days before the commencement of that Interest Period. Each such selected Interest Period will commence on the expiry of its preceding Interest Period.

(c)                                  Subject to the following provisions of this Clause 8 (Interest Periods), the Interest Period which the Borrower may select under paragraph (a) and paragraph (b) above will be of an approved duration or an optional duration.

In this Clause 8 (Interest Periods):-

“approved duration” means one week, two weeks, one month, two months or three months; and

“optional duration” means six months.

(d)                                 If the Borrower fails to select an Interest Period for an outstanding Loan in accordance with paragraph (c) above, that Interest Period will, subject to the other provisions of this Clause 8 (Interest Periods), be one month.

8.2                               Selection of an optional duration

(a)                                 If the Borrower selects an Interest Period of an optional duration, it may also select an Interest Period of an approved duration to apply if the selection of an optional duration becomes ineffective in accordance with paragraph (b) below.

(b)                                 if:-

(i)                                     the Borrower requests an Interest Period of an optional duration; and

(ii)                                  it receives notice from the Bank not later than 12:00 noon on the first day of the Interest Period that matching deposits may not, in their reasonable opinion, be available to them in the Hong Kong interbank market to fund their participation in the Loan for that Interest Period, the Interest Period for that Loan shall be the alternative period so specified or, in the absence of any alternative selection, one month. In this event, the Bank shall promptly notify the Borrower of the new Interest Period for the Loan.

8.3                               Non-Business Days

(a)                                 If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 If an Interest Period commences on the last Business Day of a calendar month and if there is no corresponding day in the calendar month in which it is to end, then it shall end on the last Business Day of such calendar month.

8.4                               Coincidence with the Repayment Date

If an Interest Period would otherwise overrun the Repayment Date, it shall be shortened so that it ends on the Repayment Date.

8.5                               Adjustment

(a)                                 Notwithstanding Clause 8.1 (Selection), the Borrower may consolidate and/or split the Loans by selecting Interest Periods of durations specified in Clause 8.1 (Selection) for more than one Loan (in the case of consolidation) or for different parts of a Loan (in the case of splitting) provided that there will not be, as a result of such consolidation and/or splitting, more than five Loans in aggregate with Interest Periods that end on different days. Loans which have been consolidated shall be treated as one Loan.

(b)                                 The Bank and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

8.6                               Notification

The Bank shall notify the Borrower of the duration of each Interest Period promptly after ascertaining its duration.

9.                                      INTEREST

9.1                               Interest rate

The rate of interest on each Loan for each of its Interest Periods is the rate per annum determined by the Bank to be the aggregate of:

(i)                                     the Margin; and

(ii)                                  the applicable HIBOR.

9.2                               Due dates

Except as otherwise provided in this Agreement, accrued interest at the rates determined by the Bank in accordance with Clause 9.1 (Interest rate) on each Loan is payable by the Borrower on the last day of each Interest Period for that Loan.

9.3                               Default interest

(a)                                 If the Borrower fails to pay any amount payable by it to the Bank under any Finance Document, it shall forthwith on demand by the Bank pay to the Bank interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the default rate) determined by the Bank to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive interest periods of such duration as the Bank may determine (each a Designated Interest Period).

(b)                                 The default rate will be determined by the Bank by reference to HIBOR on the first day of the relevant Designated Interest Period.

(c)                                  Default interest will be compounded at the end of each Designated Interest Period.

9.4                               Notification

The Bank shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.                               PAYMENTS

10.1                        Place

All payments by a Party (Payor) to another Party (Payee) under the Finance Documents shall be made to the Payee to its account at such office or bank as it may notify to the Payor for this purpose, in the case of the Borrower, to the account of the Bank for the purposes of repaying the amounts outstanding under the 2011 Facility Agreement.

10.2                        Funds

Payments under the Finance Documents to the Payee shall be made for value by 11:00 a.m. on the due date and in such funds as the Payee may specify to the Party concerned as being customary at the time for the settlement of transactions in Hong Kong Dollars.

10.3                        Currency

(a)                                 Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(b)                                 Any other amount payable under any Finance Document is, except as otherwise provided in that Finance Document, payable in Hong Kong Dollars.

10.4                        Set-off and counterclaim

All payments made by an Obligor under any Finance Document shall be made without set-off or counterclaim.

10.5                        Non-Business Days

(a)                                 If a payment under any Finance Document is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.6                        Partial payments

(a)                                 If the Bank receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Bank shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)                                     firstly, in or towards payment pro rata of any accrued interest and fees due but unpaid under this Agreement;

(ii)                                  secondly, in or towards payment of any principal due but unpaid under this Agreement; and

(iii)                               thirdly, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)                                 Paragraph (a) above shall override any appropriation made by an Obligor.

11.                               TAXES

11.1                        Payments free and clear

All payments by an Obligor under the Finance Documents shall be made:

(a)                                 free of any restriction or condition;

(b)                                 free and clear of and without deduction for or on account of any Taxes (other than any Tax on Overall Net Income of the Bank), except to the extent that that Obligor is required by law to make payment subject to any Taxes or deduction; and

(c)                                  without any deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise (other than in respect of any Tax on Overall Net Income of the Bank).

11.2                        Grossing-up of Payments and Tax Receipts

If, other than a FATCA Deduction, an Obligor is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by that Obligor under any Finance Document:

(a)                                 that Obligor shall notify the Bank of any such requirement or any change in any such requirement as soon as it becomes aware of it. Similarly, the Bank shall notify the Borrower on becoming so aware in respect of a payment payable to the Bank;

(b)                                 that Obligor shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on that Obligor) for its own account or (if that liability is imposed on the Bank) on behalf of and in the name of the Bank;

(c)                                  the sum payable by that Obligor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Bank receives on the due date (or, in the case of any such payment, to the extent that its amount is not ascertainable when that sum is paid as soon as such amount is ascertainable) and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

(d)                                 within 30 days after the due date of payment of any Tax which it is required by paragraph (b) above to pay, that Obligor shall deliver to the Bank evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

11.3                        Tax Credit

If an Obligor makes a Tax payment and the Bank (in its absolute discretion) determines that:

(a)                                 a Tax Credit is attributable to that Tax payment; and

(b)                                 the Bank has obtained, utilised and retained that Tax Credit,

the Bank shall pay an amount to the Obligor which the Bank determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax payment not been made by the Obligor.

11.4                        FATCA Information

(a)                                 Subject to paragraph (c) below, the Bank shall, within ten Business Days of a reasonable request by an Obligor:

(i)                                     confirm to that Obligor whether it is:

(A)                               a FATCA Exempt Party; or

(B)                               not a FATCA Exempt Party; and

(ii)                                  supply to that Obligor such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that Obligor reasonably requests for the purposes of that Obligor’s compliance with FATCA.

(b)                                 If the Bank confirms to an Obligor pursuant to Clause 11.4(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, the Bank shall notify that Obligor as soon as reasonably practicable.

(c)                                  Paragraph (a) above shall not oblige the Bank to do anything which would or might in its reasonable opinion constitute a breach of:

(i)                                     any law or regulation;

(ii)                                  any fiduciary duty; or

(iii)                               any duty of confidentiality.

(d)                                 If the Bank fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)                                     if the Bank failed to confirm whether it is (and/or remains) a FATCA Exempt Party then the Bank shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)                                  if the Bank failed to confirm its applicable “passthru payment percentage” then the Bank shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru payment percentage” is 100%, until (in each case) such time as the Bank provides the requested confirmation, forms, documentation or other information.

11.5                        FATCA Deduction

(a)                                 Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                                 Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

12.                               MARKET DISRUPTION

12.1                        Market disruption

If HIBOR is being determined pursuant to paragraph (a) of the definition of HIBOR and the Obligors, by 3:00 p.m. on the Rate Fixing Day, receives notification from the Bank that, in its opinion:

(a)                                 matching deposits may not be available to it in the Hong Kong interbank market in the ordinary course of business to fund that Loan for the relevant Interest Period; or

(b)                                 the cost to it of obtaining matching deposits in the Hong Kong interbank market would be in excess of HIBOR for the relevant Interest Period,

the Bank shall promptly notify the Borrower of the fact and that this Clause 12 (Market disruption) is in operation.

12.2                        Alternative basis for outstanding Loan

If a notification under Clause 12.1 (Market disruption) applies to a Loan which has already been made or the subject of a Request, then, for the purpose of calculating the rate of interest on that Loan pursuant to Clause 9.1 (Interest rate):

(a)                                 within five Business Days of receipt of the notification, the Borrower and the Bank shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan;

(b)                                 any alternative basis agreed under paragraph (a) above shall be binding on all the Parties;

(c)                                  if no alternative basis is agreed, the Bank shall certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining that Loan;

(d)                                 any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies (as may be reasonably necessary) but it must reflect the cost to the Bank of funding that Loan from whatever sources it may select plus the Margin;

(e)                                  each alternative basis so certified shall be binding on the Borrower and the Bank and treated as part of this Agreement and shall be retroactive to and take effect from the beginning of the relevant Interest Period; and

(f)                                   so long as any alternative basis is in force, the Bank, in consultation with the Borrower, shall from time to time but not less than monthly, review whether or not the circumstances referred to in Clause 12.1 (Market disruption) still prevail with a view to returning to the normal provisions of this Agreement for ascertaining interest rates as soon as practicably possible.

13.                               INCREASED COSTS

13.1                        Increased costs

(a)                                 Subject to Clause 13.2 (Exceptions), the Borrower shall forthwith on demand by the Bank pay to the Bank the amount of any increased cost incurred by it or any of its Affiliates as a result of any law or regulation (including any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)                                 In this Agreement increased cost means:

(i)                                     an additional cost incurred by the Bank or any of its Affiliates as a result of the Bank having entered into, or performing, maintaining or funding its obligations under, this Agreement;

(ii)                                  that portion of an additional cost incurred by the Bank or any of its Affiliates in the Bank making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Loans made or to be made under this Agreement as is attributable to the Bank making, funding or maintaining the Loans;

(iii)                               a reduction in any amount payable to the Bank or the effective return to the Bank under this Agreement or that portion of a reduction in the effective return to the Bank or any of its Affiliates on its capital as is attributable to this Agreement; or

(iv)                              the amount of any payment made by the Bank or any of its Affiliates, or the amount of any interest or other return foregone by the Bank or any of its Affiliates, calculated by reference to any amount received or receivable by the Bank from any other Party under this Agreement.

13.2                        Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)                                 compensated for by the operation of Clause 11 (Taxes) (or would have been compensated for under Clause 11 (Taxes) but was not so compensated solely because one of the exclusions in Clause 11 (Taxes) applies); or

(b)                                 attributable to any change in the rate of Tax on Overall Net Income of the Bank (or the Tax on Overall Net Income of a division or branch of the Bank) imposed in any jurisdiction; or

(c)                                  attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Agreement Date (Basel II), or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Bank or any of its Affiliates); or

(d)                                 attributable to the implementation or application of or compliance with the introduction of “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” (published by the Basel Committee on Banking Supervision on 16 December 2010) (Basel III) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, a Bank or any of its Affiliates); or

(e)                                  attributable to a FATCA Deduction required to be made by a Party.

14.                               ILLEGALITY

14.1                        Bank’s Illegality

If it is or becomes unlawful in any jurisdiction for the Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Loan, then:

(a)                                 the Bank may notify the Borrower accordingly; and

(b)                                 (i)                                     the Borrower shall within the period allowed by the applicable law or regulation prepay (without premium or penalty but subject to Clause 23.2 (Other indemnities)) all the Loans together with all other mounts payable by it to the Bank under this Agreement; and

(ii)                                  the undrawn Commitment shall forthwith be cancelled.

14.2                        Obligor’s Illegality

If it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents then the Bank may by notice to the Borrower require the Borrower to prepay (without premium or penalty but subject to Clause 23.2 (Other indemnities)), within the period allowed by the applicable law or regulation, or if no period is allowed, forthwith, the Loans made to it together with all other amounts payable by the Borrower under this Agreement.

15.                               MITIGATION

If, in respect of the Bank, circumstances arise which would or would, with the giving of notice, result in:

(a)                                 any increased cost becoming payable under Clause 13 (Increased Costs) including, for the avoidance of any doubt, any increased cost attributable to any change in the Bank’s Facility Office or any transfer, sate, assignment or other disposal of all or any part of a Loan other than pursuant to this Clause 15 (Mitigation);

(b)                                 any prepayment, payment provision or cancellation under Clause 14.1 (Bank’s Illegality); or

(c)                                  any payment falling due to be made to it for its account pursuant to Clause 11 (Taxes),

then, without limiting the obligations of the Obligors under the Finance Documents and without prejudice to the terms of those Clauses, the Bank shall after becoming aware of the same notify the Borrower thereof. Thereafter the Bank in consultation with the Borrower shall endeavour to take such reasonable steps as it determines may be open to it to avoid or mitigate the effects of such circumstances, including the transfer of its rights and obligations under the Finance Documents to another bank or financial institution acceptable to the Borrower or the change of its Facility Office, provided always that the Bank shall be under no obligation to take such reasonable steps or to make any such transfer or change if such action would, in the reasonable opinion of the Bank, be prejudicial to the Bank. Nothing in this Clause 15 (Mitigation) shall interfere with the right of the Bank to arrange its affairs in whatever manner it thinks fit.

16.                               GUARANTEE

16.1                        Guarantee

The Guarantor irrevocably and unconditionally:

(a)                                 as principal obligor guarantees to the Bank prompt performance by the Borrower of all its obligations under the Finance Documents;

(b)                                 undertakes with the Bank that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall pay that amount together with any interest accrued thereon before 11:00 a.m. on the third Business Day following the date of demand by the Bank when the amount was due (whether on the normal due date, on acceleration or otherwise) as if the Guarantor instead of the Borrower were expressed to be the principal obligor; and

(c)                                  indemnifies the Bank on demand against any loss or liability suffered by it if any obligation of the Borrower guaranteed by the Guarantor under any Finance Document is or becomes unenforceable, invalid or illegal.

16.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3                        Reinstatement

(a)                                 Where any discharge (whether in respect of the obligations of either Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 16 (Guarantee) shall continue as if the discharge or arrangement had not occurred.

(b)                                 The Bank may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4                        Waiver of defences

The obligations of the Guarantor under this Clause 16 (Guarantee) will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 (Guarantee) or prejudice or diminish those obligations in whole or in part, including but shall not be limited to (whether or not known to it or the Bank):

(a)                                 any time or waiver granted to, or composition with, the Borrower or other person;

(b)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)                                  any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(d)                                 any variation (however fundamental) or replacement of a Finance Document agreed to by the Borrower or the Guarantor or any other document or security so that references to that Finance Document in this Clause 16 (Guarantee) shall include each variation or replacement;

(e)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantor’s obligations under this Clause 16 (Guarantee) shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(f)                                   any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 16 (Guarantee) be construed as if there were no such circumstance.

16.5                        Immediate recourse

The Guarantor waives any right it may have of first requiring the Bank to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16 (Guarantee).

16.6                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Bank may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by the Bank in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)                                 hold in suspense account (earning interest at the then prevailing market rate) any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 16 (Guarantee).

Subject to the provisions of Clause 16.3 (Reinstatement), if the Bank exercises its rights under this Clause 16.6 (Appropriations) to hold in a suspense account an amount paid by the Guarantor under this Agreement, the liabilities guaranteed by the Guarantor in respect of which that amount was paid shall, for the purposes of the obligation of the Guarantor under this Clause 16 (Guarantee) only without affecting the liabilities between the Bank and any other party including the Borrower and to the extent of that amount, be deemed discharged and the Guarantor’s obligations under this Clause 16 (Guarantee) shall be treated as though that amount has been applied towards discharge of the liabilities guaranteed by the Guarantor.

16.7                        Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 16 (Guarantee):

(a)                                 be subrogated to any rights, security or moneys held, received or receivable by the Bank or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause 16 (Guarantee);

(b)                                 claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with the Bank; or

(c)                                  receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower.

The Guarantor shall hold in trust for and forthwith pay or transfer to the Bank any payment or distribution or benefit of security received by it contrary to this Clause 16.7 (Non-competition).

16.8                        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Bank.

16.9                        Discharge

Subject to the provisions of Clause 16.3 (Reinstatement), the Guarantor shall cease to have any liability to the Bank under this Agreement upon payment by the Borrower to the Bank of all amounts due under the Finance Documents or the payment by the Guarantor to the Bank under this Agreement of an amount equal to the Maximum Liability.

17.                               REPRESENTATIONS AND WARRANTIES

17.1                        Representations and warranties

Each Obligor makes, in respect of itself (and in the case of the Guarantor, also in respect of the Principal Subsidiaries), the representations and warranties set out in this Clause 17 (Representations and Warranties), to the Bank.

17.2                        Status

It is a company duly incorporated, established and existing under the laws of Hong Kong (in the case of the Guarantor) and the laws of the British Virgin Islands (in the case of the Borrower), is a separate legal entity capable of suing and being sued and has the power and authority to own its assets and to conduct the business and/or operations which it conducts and/or proposes to conduct.

17.3                        Powers

It has the power to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents to which it is or will be a party.

17.4                        Authorisation and Consents

All action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order:

(a)                                 to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under each Finance Document to which it is or will be a party;

(b)                                 to ensure that those obligations are legally binding and enforceable; and

(c)                                  to make this Agreement admissible in evidence in the courts of Hong Kong,

have been taken, fulfilled and done.

17.5                        Non-Conflict

Its entry into, performance of or compliance with its obligations under the Finance Documents to which it is or will be a party do not and will not violate in any material way:

(a)                                 any law to which it is subject;

(b)                                 any of the documents constituting it; or

(c)                                  any agreement to which it or any of its Subsidiaries is a party or which is binding on any of them or their respective assets, and do not and will not result in the existence of, or oblige any of them to create, any encumbrance over those assets.

17.6                        Obligations Binding

Its obligations under each Finance Document to which it is or will be a party are, or when executed in accordance with their terms will be, legal, valid, binding and enforceable in accordance with their respective terms.

17.7                        Accounts - Borrower

The Borrower’s audited accounts most recently delivered to the Bank pursuant to Clause 18.8 (Accounts - Borrower) save as stated in the notes thereto, were prepared in accordance with generally accepted accounting principles in Hong Kong.

17.8                        Accounts - Guarantor

The Guarantor’s audited consolidated accounts as at 31 December 2013 and for the year then ended and as delivered to the Bank (with copies of the reports and approvals referred to in paragraph (b) below):

(a)                                 include a consolidated statement of financial position, consolidated income statement and, if required by the laws to which it is subject, such other financial statements (if any) and such other notes (if any) so required;

(b)                                 save as stated in the notes thereto, were prepared in accordance with Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants and audited in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants; and

(c)                                  give a true and fair view of the state of affairs of the Group as at that date and of the Group’s results for the year then ended in accordance with Hong Kong Financial Reporting Standards.

17.9                        No Material Adverse Change

There has been no material adverse change in the consolidated financial condition or operations of the Group since 31 December 2013.

17.10                 Litigation

No litigation, arbitration or administrative proceeding is current or pending or, so far as the Guarantor is aware, threatened:

(a)                                 to restrain the entry into, exercise of the Guarantor’s rights under and/or performance or enforcement of or compliance with the Guarantor’s obligations under the Finance Documents to which it is a party; or

(b)                                 which has or could have a material adverse effect on the Guarantor.

17.11                 No Event of Default

No Event of Default has occurred or will occur as a result of its entering into or performing its obligations under the Finance Documents to which it is or will be a party.

17.12                 No default

Neither the Guarantor nor any Principal Subsidiary is in breach of or default under any agreement relating to Indebtedness other than Borrowed Money to an extent or in a manner which has or could have a material adverse effect on the Guarantor or the Group.

17.13                 No immunity

Neither it nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process and its entry into the Finance Documents to which it is or will be a party constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Finance Documents to which it is or will be a party will constitute, private and commercial acts done and performed for private and commercial purposes.

17.14                 Times for making representations and warranties

The representations and warranties set out in this Clause 17 (Representations and Warranties):

(a)                                 are made on the Agreement Date; and

(b)                                 (other than Clause 17.9 (No Material Adverse Change) only) are deemed to be repeated by each Obligor on the date of the Request and the first day of each Interest Period with reference to the facts and circumstances then existing except that each reference to accounts in Clause 17.7 (Accounts - Borrower) and Clause 17.8 (Accounts - Guarantor) shall be construed as a reference to the then latest available annual accounts of it (or, as the case may be, consolidated accounts of the Group).

17.15                 Qualifications to Representations and Warranties

Each representation and warranty in Clause 17.4 (Authorisation and Consents), Clause 17.5 (Non-Conflict) and Clause 17.6 (Obligations Binding) shall be subject, as to matters of law only, to the express qualifications, reservations and observations in the opinions referred to in Schedule 1 (Conditions Precedent Documents) to this Agreement.

18.                               UNDERTAKINGS

18.1                        Duration

Except where otherwise expressly provided, each Obligor makes each of the undertakings contained in this Clause 18 (Undertakings) and each Obligor confirms that each undertaking made by it pursuant to this Clause 18 (Undertakings) remains in force from the Agreement Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.2                        Ranking of Obligations

The payment obligations of each of the Borrower and the Guarantor under the Finance Documents rank and will at all times rank at least equally and rateably in all respects with all its other present and future unsecured and unsubordinated Indebtedness except for such Indebtedness as would, by virtue only of the law in force from time to time, be preferred in the event of its dissolution.

18.3                        Negative Pledge - Guarantor and Subsidiaries

Otherwise than with the prior written consent of the Bank, the Guarantor will not and will ensure that no other member of the Group will create or permit to arise or subsist or have outstanding any encumbrance on or over any of its assets acquired on or before 31 December 2000 to secure the repayment of principal, premium or interest on any securities or any guarantee given in respect of the repayment of the principal, premium or interest on any securities or to secure the repayment of principal, interest or any other sums under any syndicated transferable loan facility agreement (which such term shall for these purposes mean any agreement for or in respect of Indebtedness for Borrowed Money entered into with banks and/or financial institutions whereunder rights and/or obligations under such agreement may be assigned and/or transferred by means of transferable loan certificates or any similar instruments or otherwise in any manner where the borrower is deemed to automatically consent to any such assignment and/or transfer within a prescribed class of assignees and /or transferees), in any such case, in circumstances where the aggregate outstanding principal or outstanding amount secured by all such encumbrances exceeds 50 per cent. of the amount of its Consolidated Total Assets or the equivalent in another currency or other currencies, unless the benefit of the relevant encumbrance, or of an alternative encumbrance or encumbrances reasonably satisfactory to the Bank, is at the same time and in a manner reasonably satisfactory to the Bank extended equally and rateably in all respects to all sums payable by the Obligors to the Bank under any of the Finance Documents.

Consolidated Total Assets means in respect of the Group, on a consolidated basis, the aggregate of:

(a)                                 fixed assets;

(b)                                 other non-current assets;

(c)                                  associated companies;

(d)                                 interests in joint ventures;

(e)                                  managed funds and other investments; and

(f)                                   current assets,

all as shown in the audited consolidated balance sheet of the Group as at 31 December 2000.

18.4                        Disposals

The Guarantor will not and will ensure that none of the Principal Subsidiaries will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of the whole of its assets nor of any part of its assets which (when all such disposals are aggregated) may, in the reasonable opinion of the Bank, have a material adverse effect on the Group taken as a whole.

18.5                        Financial Covenants

The Guarantor will procure at all times that:

(i)                                     its Consolidated Borrowed Money does not exceed twice its Adjusted Consolidated Net Worth;

(ii)                                  its secured Consolidated Borrowed Money does not exceed its Adjusted Consolidated Net Worth; and

(iii)                               its Adjusted Consolidated Tangible Net Worth is not less than HK$25,000,000,000.

For the purposes of this Clause 18.5 (Financial Covenants):

(a)                                 Adjusted Consolidated Net Worth means the aggregate of:

(i)                                     the amount paid up or credited as paid up on the issued share capital (including ordinary shares and preference shares) of the Guarantor; and

(ii)                                  the amounts standing to the credit of the Guarantor’s consolidated reserves (including but not limited to any such balance on the share premium account, revaluation reserve and retained profits or losses), all as shown by the Latest Consolidated Statement of Financial Position, but:

(A)                               where the auditors’ report thereon is in any way qualified, there shall be deducted from the aggregate as aforesaid the amount which such auditors opine to be the difference between the actual amount shown in such Latest Consolidated Statement of Financial Position and the amount which such auditors consider, in their opinion, to present a true and fair view of the relevant entry in such Latest Consolidated Statement of Financial Position; and

(B)                               after (to the extent that the same has not been taken into account in such Latest Consolidated Statement of Financial Position) (I) deducting therefrom the amount attributable directly or indirectly to the Guarantor by which the Market Value of any asset is less than, and/or (II) adding thereto the amount attributable directly or indirectly to the Guarantor by which the Market Value of any asset is greater than, its book value in such Latest Consolidated Statement of Financial Position;

(b)                                 Adjusted Consolidated Tangible Net Worth means Adjusted Consolidated Net Worth less goodwill and other intangible assets (for the purposes of this definition, intangible assets exclude fees or amounts paid in respect of the acquisition of any telecommunication licences) other than goodwill and intangible assets included in the Market Value of any assets;

(c)                                  Consolidated Borrowed Money means the aggregate of all the Guarantor’s Borrowed Money and that of its Subsidiaries;

(d)                                 Latest Consolidated Statement of Financial Position means the latest audited consolidated statement of financial position of the Group delivered to the Bank pursuant to Clause 18.9 (Accounts - Guarantor) or, until the first such statement of financial position is so delivered, means the audited consolidated statement of financial position of the Group as at 31 December 2013;

(e)                                  Market Value means:

(i)                                     the best price at which the relevant asset (other than shares falling within sub-paragraph (ii) below) is expected to be sold on the relevant date assuming:

(A)                               a willing seller;

(B)                               a reasonable period in which to negotiate the sale;

(C)                               values will remain static during the negotiation period;

(D)                               the asset will be freely exposed to the market; and

(E)                                there is no special purchaser; and

(ii)                                  in the case of shares in associated companies of the Guarantor and its Subsidiaries which are quoted on any stock exchanges, the value of such shares having regard to the underlying net assets of such associated companies and the percentage holding of the Guarantor and its Subsidiaries in such associated companies, in each such case as reasonably determined by the board of directors of the Guarantor after deducting (or, where such Market Value is to result in an adjustment to the Latest Consolidated Statement of Financial Position, adjusting for) an estimate of the direct tax liabilities (if any) which would arise on the sale of such asset at such price computed solely by reference to such sale price and the cost price for tax purposes provided that if the Bank is of the opinion that any such determination does not accurately reflect the market value of such asset, the Bank may, at the Borrower’s expense, appoint an independent professionally qualified valuer to make such determination, having regard to the provisions contained in sub-paragraphs (i)(A) to (E) above, which such determination shall be conclusive and binding on the Parties.

If there occurs a breach of any provision of this Clause 18.5 but that breach would not have occurred but for a change in the accounting standards from the accounting standards applicable to the audited accounts of the Group as at 31 December 2013 and for the financial year ended 31 December 2013 (the Original Accounting Standards), then it shall be deemed not to be a breach of such provision of this Clause 18.5 provided that the Guarantor delivers to the Bank a written opinion from the auditors of the Guarantor opining on the relevant calculation of the Guarantor showing that such breach would not have occurred but for the relevant change in the accounting standards from the Original Accounting Standards. Such opinion from the auditors of the Guarantor shall be conclusive and binding on all Parties. In this paragraph, any relevant change in the accounting standards means a change in the generally accepted accounting principles and practices in Hong Kong and/or a change in the Hong Kong Financial Reporting Standards (or its equivalent) issued by the Hong Kong Institute of Certified Public Accountants, but does not include any change in the accounting policies adopted by the Guarantor unless such change is solely caused by a change in the generally accepted accounting principles and practices in Hong Kong and/or a change in the Hong Kong Financial Reporting Standards (or its equivalent) issued by the Hong Kong Institute of Certified Public Accountants.

18.6                        Events of Default

Each of the Borrower and the Guarantor will notify the Bank of the occurrence of any Event of Default immediately upon becoming aware of it and will from time to time on request deliver to the Bank a certificate signed by an Authorised Officer on its behalf confirming that, to the best of its knowledge and belief, no Event of Default has occurred or setting out details of any Event of Default and the action taken or proposed to be taken to remedy it.

18.7                        Preparation of Accounts

The Guarantor will keep its books of account and prepare all accounts to be delivered by it under the Finance Documents in such manner that paragraphs (a) to (c) of Clause 17.8 (Accounts - Guarantor) would be complied with if applied to those accounts by Clause 17.14 (Times for making representations and warranties).

18.8                        Accounts - Borrower

The Borrower will deliver to the Bank, as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the year ending 31 December 2014), its audited accounts as at the end of and for that financial year.

18.9                        Accounts - Guarantor

The Guarantor will deliver to the Bank, the following:

(a)                                 as soon as available and in any event within 180 days after the end of each of its financial years (beginning with the year ending on 31 December 2014), the audited consolidated accounts of the Group as at the end of and for that financial year;

(b)                                 as soon as available and in any event within 120 days after the end of the first six months of each of its financial years (beginning with the six months ending on 30 June 2014), the interim report of the Group as at the end of and for the relevant six month period as required by The Stock Exchange of Hong Kong Limited; and

(c)                                  at the same time as sent to its shareholders, any other document or information sent to its shareholders as such unless it is unlawful for such document or information to be delivered to the Bank.

18.10                 Other Information

Each of the Borrower and the Guarantor will promptly deliver to the Bank such information relating to its financial condition or operations as the Bank may from time to time reasonably request except for such information as is customarily and reasonably regarded by the Borrower or, as the case may be, the Guarantor as confidential.

19.                               DEFAULT

19.1                        Events of Default

If at any time and for any reason any of the events set out in Clauses 19.2 (Non-payment) to 19.14 (Analogous Events) (inclusive) occurs then, at any time any such event is continuing the Bank may by notice to the Borrower declare that an Event of Default has occurred provided that in the case of any Subsidiaries of the Guarantor (other than the Borrower) no such event shall be an Event of Default unless such event is, in the opinion of the Bank, materially prejudicial to the interests of the Bank.

19.2                        Non-payment

The Borrower does not pay in the manner provided in the relevant Finance Document, failing whom the Guarantor does not pay in the manner provided in this Agreement:

(a)                                 any principal under any Finance Document to which it is a party when due;

(b)                                 any interest payable under any Finance Document to which it is a party within five Business Days of its due date; or

(c)                                  any other sum payable under any Finance Document to which it is party on or within 15 days of its due date.

19.3                        Breach of Warranty

Any representation, warranty or statement by an Obligor in any Finance Document to which it is party or in any document delivered under it is not complied with or is or proves to have been incorrect in any material respect when made or if it had been made or deemed to be made on any later date by reference to the circumstances then existing, would have been incorrect in any material respect on that later date (such as would have a material adverse effect on it) and, if in the opinion of the Bank (acting reasonably), that incorrect representation or warranty is capable of remedy and has not, in the opinion of the Bank (acting reasonably), been remedied within 30 Business Days after notice of that default has been given to it by the Bank (or such longer period as the Bank may permit).

19.4                        Breach of Undertaking

An Obligor does not perform or comply with any one or more of its obligations under Clause 18.3 (Negative Pledge - Guarantor and Subsidiaries).

19.5                        Breach of other obligations

An Obligor does not perform or comply with any one or more of its other obligations under any Finance Document to which it is party (such as would have a material adverse effect on it) and, if in the opinion of the Bank, that default is capable of remedy, it is not in the opinion of the Bank, remedied within 30 days after notice of that default has been given to it by the Bank (or such longer period as the Bank may permit).

19.6                        Cross Acceleration

At any time any Indebtedness of the Borrower, the Guarantor or any Principal Subsidiary in respect of Borrowed Money owed to a bank or financial institution having an aggregate outstanding principal amount at that time of not less than HK$250,000,000 or its equivalent in any other currency or currencies converted at any date is accelerated by such bank or financial institution:

(a)                                 as a result of it being not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness;

(b)                                 as a result of it becoming due and payable before its normal maturity by reason of a default or event of default, however described; or

(c)                                  in the case of a contingent obligation or obligation as surety, as a result of it or the Indebtedness to which it relates becoming due and payable by reason of a default or event of default (however described) of the Borrower, the Guarantor or the Principal Subsidiary unless the Bank is satisfied that the same is being contested in good faith by the Borrower, the Guarantor or the Principal Subsidiary.

However, the above is not applicable to:

(i)                                     any Indebtedness incurred by any Subsidiary of a Listed HWL Subsidiary for financing of any specific project if such Indebtedness is not guaranteed by that Listed HWL Subsidiary; and

(ii)                                  any secured Indebtedness incurred by any Subsidiary of the Guarantor for secured project financing or secured limited recourse financing if such Indebtedness is not guaranteed by the Guarantor or a Principal Subsidiary.

19.7                        Insolvency

An Obligor or any Principal Subsidiary becomes insolvent and is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its Indebtedness (or of any part of its Indebtedness which it will or might otherwise be unable to pay when due) or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the Indebtedness of the Obligors and its Subsidiaries taken as a whole.

19.8                        Enforcement Proceedings

A distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any material part of the assets of an Obligor or any Principal Subsidiary and is not discharged or stayed within 30 days (or such longer period as the Bank may permit).

19.9                        Encumbrance Enforceable

Any present or future encumbrance on or over all or any material part of the assets of an Obligor or any Principal Subsidiary becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar officer) is taken to enforce that encumbrance.

19.10                 Dissolution

Any bona fide step is taken by any person for the dissolution of an Obligor or any Principal Subsidiary (except for the purpose of and followed by a reconstruction, amalgamation or reorganisation on terms approved by the Bank before that step is taken and in the case of any such Principal Subsidiary of the Guarantor where such dissolution is of a solvent Principal Subsidiary).

19.11                 Corporate Restructuring

Otherwise than with the prior written approval (such approval not to be unreasonably withheld or delayed) of the Bank, any step is taken by any person with a view to the Borrower being involved in a merger, takeover, reconstruction, amalgamation, reorganisation, scheme of arrangement or any other similar arrangement applicable under the laws of the jurisdiction of incorporation of the Borrower the completion of which would result in a material adverse effect on the Borrower.

19.12                 Nationalisation

Any agency of any state seizes, compulsorily acquires, expropriates or nationalises all or a material part of the:

(a)                                 assets of the Guarantor (being assets which are material in relation to the assets of the Guarantor taken as a whole) without reasonable compensation for such action being offered; or

(b)                                 shares in the capital of the Guarantor,

and such seizure, compulsory acquisition, expropriation or nationalisation continues for a period of 30 days.

19.13                 Guarantee

The guarantee of the Guarantor under this Agreement is not (or is claimed by an Obligor not to be) in full force and effect.

19.14                 Analogous Events

Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in Clauses 19.7 (Insolvency) or 19.8 (Enforcement Proceedings), and such event, if capable of remedy, is not remedied to the satisfaction of the Bank, within 30 days of its occurrence.

19.15                 Acceleration

At any time after making a declaration under Clause 19.1 (Events of Default) and while any event mentioned in Clauses 19.2 (Non-payment) to 19.14 (Analogous Events) (inclusive) is continuing the Bank may by notice to the Borrower declare:

(a)                                 the Commitment to be cancelled, whereupon it shall be cancelled; and/or

(b)                                 all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents to be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  all or part of the Loans and all monies owing (whether actually or contingently) under all Finance Documents to be payable on demand, whereupon they shall immediately become payable on demand.

Any declaration under this Clause 19.15 (Acceleration) may only be made after a declaration under Clause 19.1 (Events of Default) but may be made in the same notice as (but following) a declaration under Clause 19.1 (Events of Default).

20.                               FEES

20.1                        Upfront fee

The Borrower must pay to the Bank a non-refundable upfront fee in the amount of HK$1,932,000 (being 0.92 per cent. of the Commitment on the Agreement Date). The upfront fee is payable on the earlier of the date falling 30 days from the Agreement Date and the first Drawdown Date.

20.2                        Indirect Tax

Any fee payable by the Borrower referred to in this Clause 20 (Fees) is exclusive of any value added tax, or any other tax which might be chargeable in connection with that fee. If any value added tax, or other tax is so chargeable it shall be paid by the Borrower at the same time as it pays the relevant fee.

21.                               EXPENSES

21.1                        Initial and special costs

The Borrower shall forthwith on demand pay the Bank the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with:

(a)                                 the negotiation, preparation, printing and execution of:

(i)                                     this Agreement and any other documents referred to in this Agreement; and

(ii)                                  any other Finance Document executed after the Agreement Date;

(b)                                 any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document; and

(c)                                  any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document;

21.2                        Enforcement costs

The Borrower shall forthwith on demand pay to the Bank the amount of all costs and expenses (including legal fees) incurred by it:

(a)                                 in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)                                 in investigating any possible Event of Default.

22.                               STAMP DUTIES

The Borrower shall pay and forthwith on demand indemnify the Bank against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

23.                               INDEMNITIES

23.1                        Currency indemnity

(a)                                 If the Bank receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)                                     that Obligor shall indemnify the Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)                                  if the amount received by the Bank, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, that Obligor shall forthwith on demand pay to the Bank an amount in the contractual currency equal to the deficit; and

(iii)                               that Obligor shall pay to the Bank forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2                        Other indemnities

The Borrower shall forthwith on demand indemnify the Bank against any loss or liability which the Bank incurs as a consequence of:

(a)                                 the occurrence of any Event of Default;

(b)                                 the operation of Clause 19.15 (Acceleration);

(c)                                  any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period relating to the amount so received; or

(d)                                 a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment under this Agreement or a Loan not being made after the Borrower has delivered a valid and effective Request (other than by reason of negligence or default by the Bank).

The Borrower’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

24.                               EVIDENCE AND CALCULATIONS

24.1                        Accounts

Accounts maintained by the Bank in connection with this Agreement are prima facie evidence of the matters to which they relate.

24.2                        Certificates and determinations

Any certification or determination by the Bank of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3                        Calculations

Interest (including default interest) accrues from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 365 days.

25.                               AMENDMENTS AND WAIVERS

25.1                        Procedure

Any term of the Finance Documents may be amended or waived with the agreement in writing of the Obligors and the Bank.

25.2                        Waivers and Remedies Cumulative

The rights of the Bank under the Finance Documents:

(a)                                 may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

26.                               CHANGES TO THE PARTIES

26.1                        Transfers by Obligors

Neither Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

26.2                        Transfers by the Bank

(a)                                 Subject to paragraph (b) below, the Bank may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents without the prior written consent of the Obligors.

(b)                                 The Bank may, at any time when an Event of Default is outstanding, assign all (but not part only) of its rights or transfer by way of novation all (but not part only) of its rights or obligations under the Finance Documents to another bank or financial institution.

27.                               DISCLOSURE OF INFORMATION

The Bank may disclose to any of its Affiliates, its head office and any other branch of the Bank, or any court, tribunal, regulatory, supervisory or governmental authority to which it is subject pursuant to a request by that court, tribunal or authority or any person with whom it is proposing to enter, or has entered into, any kind of transfer or participation in relation to this Agreement:

(a)                                 a copy of any Finance Document; and

(b)                                 any information which the Bank has acquired under or in connection with any Finance Document except for such information as the Obligor in disclosing such information to the Bank shall have certified in writing to be confidential to the Bank.

28.                               SET-OFF

The Bank may set off any matured obligation owed by an Obligor under any Finance Document (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.                               SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                 the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)                                 the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

30.                               ENTIRE AGREEMENT

This Agreement and the other Finance Documents constitute the entire agreement and understanding of the Parties with respect to the obligations of the Parties under this Agreement and the other Finance Documents and supersedes any previous agreement, whether express or implied, regarding the obligations of the Parties under this Agreement and the other Finance Documents. Each of the Parties acknowledges that in entering into the Finance Documents, it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement or the other Finance Documents) and waives all rights and remedies which might otherwise be available to it in respect thereof.

31.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.

32.                               NOTICES

32.1                        Giving of notices

Save for any notice to the Borrower under Clause 19.15 (Acceleration) which must be given by letter, all notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)                                 if by letter, when delivered; and

(b)                                 if by facsimile, when received with a full transmission report.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

32.2                        Addresses for notices

(a)                                 The address and facsimile number of the Bank are:

Attention:	Mr. Osbert Ho, Director and Deputy Head

Address:	25th Floor, United Centre, 95 Queensway, Hong Kong

Telephone:	(852) 2861 4897

Facsimile:	(852) 2527 2527

or such other as the Bank may notify to the other Parties by not less than five Business Days’ notice.

(b)                                 The address and facsimile number of the Borrower are:

c/o 22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

Attention:	Chief Executive Officer, Hutchison China MediTech Limited

Facsimile:	(852) 2121 8281

with a copy to:

Attention:	Company Secretary, Hutchison China MediTech Limited

Facsimile:	(852) 2128 1778

or such other as the Borrower may notify to the Bank by not less than five Business Days’ notice.

(c)                                  The address and facsimile number of the Guarantor are:

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

Attention:	Group Finance Director/Group Treasurer

Facsimile:	(852) 2128 1733/(852) 2128 1737

with a copy to:

Attention:	Company Secretary

Facsimile:	(852) 2128 1778

or such other as the Guarantor may notify to the Bank by not less than five Business Days’ notice.

(d)                                 All notices to the Borrower shall be copied to the Guarantor.

33.                               LANGUAGE

(a)                                 Any notice given under or in connection with any Finance Document shall be in English.

(b)                                 All other documents provided under or in connection with any Finance Document shall be:

(i)                                     in English; or

(ii)                                  if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with laws of Hong Kong.

35.                               JURISDICTION

35.1                        Submission

Each Party agrees that the courts of Hong Kong have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the courts of Hong Kong.

35.2                        Forum conveniens and enforcement abroad

Each Party:

(a)                                 waives objection to the courts of Hong Kong on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)                                 agrees that a judgment or order of a court of Hong Kong in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

35.3                        Non-exclusivity

Nothing in this Clause 35 (Jurisdiction) limits the right of any Party to bring proceedings against any other Parties in connection with any Finance Document:

(a)                                 in any other court of competent jurisdiction; or

(b)                                 concurrently in more than one jurisdiction.

35.4                        Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                 irrevocably appoints Hutchison China MediTech (HK) Ltd as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)                                 agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.             A certificate of an Authorised Officer of each Obligor dated no earlier than the Agreement Date and substantially in the form of the Authorised Officer’s Certificate set out in Schedule 2 (Form of Authorised Officer’s Certificate) (Part 1 in the case of the Borrower and Part 2 in the case of the Guarantor), inter alia:

1.1          having attached to it copies of:

(a)           the constitutional documents of that Obligor;

(b)           a copy of an extract of resolutions of the board of directors of that Obligor:

(i)            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents;

(ii)           authorising a specified person or persons to execute each Finance Document to which it is a party on its behalf; and

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents, and certifying that each such copy document attached thereto is correct, complete and in full force and effect as at a date no earlier than the Agreement Date; and

1.2          including specimen(s) of the signature(s) of each person authorised by the directors resolutions referred to in paragraph 1.1 above.

2.             A legal opinion of Linklaters, Hong Kong law legal advisers, addressed to the Bank.

3.             A legal opinion of Maples and Calder, British Virgin Islands law legal advisers, addressed to the Bank.

SCHEDULE 2

FORM OF AUTHORISED OFFICER’S CERTIFICATE

PART 1

HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED

AUTHORISED OFFICER’S CERTIFICATE

To:          SCOTIABANK (HONG KONG) LIMITED

(the Bank)

[DATE]

I, [•], the [director] of HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED, a company incorporated and registered in the British Virgin Islands (BVI company number 1672374) (the Company), refer to the HK$210,000,000 term loan facility agreement (the Agreement) dated [•] and made between (1) the Company as borrower, (2) Hutchison Whampoa Limited （和記黃埔有限公司） as guarantor and (3) the Bank. Terms defined in the Agreement shall have the same meanings when used in this Certificate. I hereby certify that:

1.             The copies of the documents referred to in paragraph I of Schedule 1 (Conditions Precedent Documents) to the Agreement namely, the documents listed below which are attached to this Certificate are true, correct and complete copies of the originals and are in full force and effect as at today’s date :

(a)           the Memorandum and Articles of Association of the Company;

(b)           the Certificate of Incorporation of the Company; and

(c)           an extract of the resolutions of the board of directors of the Company passed on [•] (the Directors Resolutions).

2.             The Directors Resolutions have not been revoked or superseded and are in full force and effect as at the date of this Certificate.

3.             The persons listed in the attached Annexure I occupy the positions stated against their respective names (and were occupying those positions on the date the Agreement was signed) and that any one of them has in the Directors Resolutions been authorised to sign the Finance Documents to which the Company is a party and all other documents in connection with the Finance Documents (other than Requests) and the signatures appearing opposite their names are their specimen signatures.

4.             The persons listed in the attached Annexure II occupy the positions stated against their respective names (and were occupying those positions on the date the Agreement was signed) and that they have in the Directors Resolutions been authorised to sign Requests for and on behalf of the Company in the manners set out in the Directors Resolutions and their signatures appearing opposite their names are their specimen signatures.

5.             You may assume that this Certificate remains true and correct up until the date of the first utilisation by the Company of the facility under the Agreement, unless we notify you to the contrary in writing.

For and on behalf of

HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED

[•]

Director

PART 2

HUTCHISON WHAMPOA LIMITED

(和記黃埔有限公司)

AUTHORISED OFFICER’S CERTIFICATE

To:          SCOTIABANK (HONG KONG) LIMITED

(the Bank)

[DATE]

I, [•], the [Director] [Company Secretary] of Hutchison Whampoa Limited (和記黃埔有限公司) , a company incorporated and registered in Hong Kong, (the Company), refer to the HK$210,000,000 term loan facility agreement (the Agreement) dated [•] and made between (1) HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED as borrower, (2) the Company as Guarantor, (3) the Bank. Terms defined in the Agreement shall have the same meanings when used in this Certificate. I hereby certify that:

1.             The copies of the documents referred to in paragraph 1 of Schedule 1 (Conditions Precedent Documents) to the Agreement namely, the documents listed below which are attached to this Certificate are true, correct and complete copies of the originals and are in full force and effect as at today’s date :

(a)           the Articles of Association of the Company;

(b)           the Certificate of Incorporation of the Company; and

(c)           extract of the resolutions of the board of directors of the Company passed on [•] (the Directors Resolutions).

2.             The Directors Resolutions have not been revoked or superseded and are in full force and effect as at the date of this Certificate.

3.             The persons listed below occupy the positions stated against their respective names (and were occupying those positions on the date the Agreement was signed) and that any one of them has in the Directors Resolutions been authorised to sign the Finance Documents to which the Company is a party and the signatures appearing opposite their names are their true specimen signatures:

Name	Position	Specimen signature

[•]	[•]

The person listed below occupy the positions stated against their respective names (and were occupying those positions on the date of the Agreement was signed) and that any one of them has in the Directors Resolutions been authorised to sign all other documents in connection with the Finance Documents and their signatures appearing opposite their names are their true specimen signatures:

Name	Position	Specimen signature

[•]	[•]

4.             You may assume that this Certificate remains true and correct up until the date of the first utilisation by the Borrower of the facility under the Agreement, unless we notify you to the contrary in writing.

For and on behalf of

HUTCHISON WHAMPOA LIMITED

(和記黃埔有限公司)

[•]

[Director] [Company Secretary]

SCHEDULE 3

FORM OF REQUEST

To:          SCOTIABANK (HONG KONG) LIMITED as Bank

From:     HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED

Date:      [•]

HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED

HK$210,000,000 Term Loan Facility Agreement dated [•] (the Facility Agreement)

1.             We wish to borrow a Loan under the Facility Agreement as follows:

(a)	Drawdown Date:	[•]

(b)	Amount:	[•]

(c)	Interest Period:	[•]

(d)	Alternative Interest Period:	[•][l]

(e)	Payment Instructions:	[•]

2.             We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Request.

By:

Hutchison China MediTech Finance Holdings Limited

Authorised Signatory

Issue of Request acknowledged by:

Hutchison Whampoa Limited

(和記黃埔有限公司)

1 Delete if not applicable

SIGNATORIES

Borrower

HUTCHISON CHINA MEDITECH FINANCE HOLDINGS LIMITED

By:

Guarantor

HUTCHISON WHAMPOA LIMITED

By:

Bank

SCOTIABANK (HONG KONG) LIMITED

By:

/s/ Osbert Ho
Osbert Ho
Director & Deputy Head

/s/ Kitty lu
Kitty lu
Managing Director